UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

CREATIVE VISTAS, INC.
(Exact name of Registrant as specified in its Charter)

Arizona	0-30585	86-0464104
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2100 Forbes Street
Unit 8-10
Whitby, Ontario, Canada L1N 9T3

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 666-8676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On January 22, 2008, Creative Vistas, Inc. (the “Registrant”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Erato Corporation (“Erato”) pursuant to which the Registrant purchased and acquired from Erato 2,674,407 shares of common stock, par value $0.0001 per share (the “Shares”), of 180 Connect Inc., a Delaware corporation, for an aggregate purchase price of $6,017,416 paid by the Registrant by delivery to Erato of (i) no less than 2,195,720 duly and validly issued shares of common stock of the Registrant and (ii) a common stock purchase warrant, exercisable into up to 812,988 shares of common stock of the Registrant at an exercise price of $0.01 per share.

On January 22, 2008 the Registrant entered into a letter agreement with Erato for Erato to provide up to Twelve Million Dollars ($12,000,000) in financing to the Registrant on such terms and conditions as the Registrant and Erato shall mutually agree (the “Bridge Financing”). All proceeds from the Bridge Financing may only be used by the Registrant for the purpose of financing a third party. The Registrant does not currently have an agreement to provide financing to such third party. Erato is currently an investor in such third party and, through its parent, Laurus Master Fund Ltd., a current investor in the Registrant. In consideration of the letter agreement, the Registrant issued to Erato a warrant to purchase up to 1,738,365 shares of common stock of the Registrant at an exercise price of $0.01 per share.

ITEM 3.02 Unregistered Sales of Equity Securities

See Item 1.01. In connection with this transaction the Registrant relied upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as Erato is an “accredited investor” as defined in Rule 501(a) of Regulation D.

ITEM 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following exhibits are filed as part of this Report:

10.1 Common Stock Purchase Warrant, dated January 22, 2008, issued by Creative Vistas, Inc. to Erato Corporation for the Right to Purchase 812,988 Shares of Common Stock of Creative Vistas, Inc.

10.2 Stock Purchase Agreement, dated January 22, 2008, between Creative Vistas, Inc. and Erato Corporation.

10.3 Common Stock Purchase Warrant, dated January 22, 2008, issued by Creative Vistas, Inc. to Erato Corporation for the Right to Purchase 1,738,365 Shares of Common Stock of Creative Vistas, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATIVE VISTAS, INC.
Date: January 28, 2008
	By:	/s/ Sayan Navaratnam
Name: Sayan Navaratnam
Title: Chairman